SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 14, 2002

Angeion Corporation

(Exact name of Registrant as specified in its charter)

Minnesota	001-13543	41-1579150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota

55127-8599
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 484-4874

Items 1, 2, 3, 4, 6, 8 and 9 are not applicable and therefore omitted.

Item 5.                    Other Events.

By letters dated September 12, 2002 and November 12, 2002, a Nasdaq Listing Qualifications Panel (the “Panel”) granted the request of Angeion Corporation (the “Company”) for continued listing on the Nasdaq SmallCap Market pursuant to a multi-step exception.

Under the terms of the Panel’s exception, the Company was required to make a public filing with the Securities and Exchange Commission by October 31, 2002 evidencing the confirmation of the Company’s Joint Modified Plan of Reorganization dated September 4, 2002 (the “Plan”) by the United States Bankruptcy Court for the District of Minnesota, Third Division (the “Court”).

On October 25, 2002, the Company filed a Registration Statement on Form 8-A registering the shares of the Company’s common stock and warrants to be issued pursuant to the Plan.  On October 28, 2002, the Company issued a press release announcing that on October 24, 2002, the Court confirmed the Plan.  On October 31, 2002, the Company filed a current report on Form 8-K disclosing that the Court had confirmed the Plan and the Company had emerged from bankruptcy.  The Form 8-K also provided an unaudited proforma consolidated balance sheet as of September 30, 2002 and unaudited proforma consolidated statements of operations for the three months and nine months ending September 30, 2002.  On November 14, 2002, the Company filed its quarterly report on Form 10-QSB for the quarter ended September 30, 2002 and the Company issued a Press Release, attached hereto as Exhibit 99.1, announcing its results for the quarter ended September 30, 2002, and indicating that it had a cash balance of over $1.25 per share at October 31, 2002.

In addition, the Panel is requiring that the Company demonstrate compliance with the requirements for continued listing by achieving a minimum closing bid price of at least $1.00 per share on or before November 14, 2002 and maintaining a minimum closing bid price of at least $1.00 per share for a period of at least ten (10) consecutive trading days.  For each of the seven (7) consecutive trading days beginning on November 14, 2002 and ending on November 22, 2002, the minimum closing bid price of the Company’s common stock was at least $1.00 per share.  On November 22, 2002, the closing bid price of the Company’s common stock was $1.77 as reported by the Nasdaq SmallCap Market.

The final condition imposed by the Panel for continued listing on the Nasdaq SmallCap Market is that on or before November 25, 2002, the Company must evidence a market value of publicly held shares of at least $1,000,000.  The Company must maintain this market value of publicly held shares for a minimum of ten (10) consecutive trading days.  This Form 8-K is being filed by the Company to disclose the market value of publicly held shares.  Under Nasdaq Marketplace Rule 4310(c)(7), publicly held shares do not include shares held by directors, officers or 10%-or-greater shareholders.

Messrs. Arnold A. Angeloni, John C. Penn, Richard E. Jahnke and Jeffrey T. Schmitz constitute the Board of Directors of the Company.  The Company has two executive officers, Mr.

Richard E. Jahnke and Mr. Dale H. Johnson.  Mr. Jahnke is the Company’s President and Chief Executive Officer and Mr. Johnson is the Company’s Chief Financial Officer.

The following table includes information as of November 22, 2002, concerning the beneficial ownership of common stock of the Company by (i) shareholders known to the Company to hold more than ten percent of the common stock of the Company, (ii) each of the directors of the Company and (iii) each executive officer of the Company.

Name	Number of Shares of Common Stock
Richard E. Jahnke	1,010
Arnold A. Angeloni	1,816
John C. Penn	1,104
Jeffrey T. Schmitz	0
Dale H. Johnson	0
Deephaven Capital Management LLC	758,658
Loews Corporation	421,665
All directors, executive officers and 10% shareholders as a group (7 persons)	1,184,253

As of November 22, 2002, the Company’s directors, officers and 10%-or-greater shareholders owned 1,184,253 shares of common stock of the 3,594,627 shares of common stock outstanding as of that date.  Thus, the number of publicly held shares is 2,410,374.  Based upon the closing bid price of the Company’s common stock on November 22, 2002 of $1.77 per share, the market value of publicly held shares, as defined by The Nasdaq Stock Market, Inc. Marketplace Rules, was $4,266,362 on November 22, 2002.

As stated above, the closing bid price of the Company’s common stock has been at least $1.00 per share for the seven (7) consecutive trading days beginning November 14, 2002, through November 22, 2002.  Based upon this information and the holdings of the Company’s directors, officers and 10%-or-greater shareholders as indicated above, the market value of publicly held shares of the Company’s common stock has been at least $3,250,000 for the seven (7) consecutive trading days beginning November 14, 2002 and ending November 22, 2002, significantly in excess of the required $1,000,000 minimum market value of publicly held shares.

The Company believes that upon achievement of a minimum bid price of $1.00 for ten (10) consecutive trading days and minimum market value of publicly held shares of $1,000,000 for ten (10) consecutive trading days, which would occur on November 27, 2002, it will have complied with each of the requirements imposed by the Panel.  However, the Panel may, in its discretion, require that the Company maintain a minimum bid price of at least $1.00 per share for a period in excess of ten (10) consecutive trading days or require that the Company maintain a market value of publicly held shares of at least $1,000,000 for a period in excess of ten (10) consecutive trading days.  In determining whether to exercise this discretion, the Panel has stated that it will consider the following four factors:  (1) margin of compliance (the amount by which the price is above the $1.00 minimum); (2) trading volume (a lack of trading volume may indicate a lack of bone fide market interest in a security at the posted bid price); (3) the market maker montage (e.g., if only one of the 8 market makers is quoting at or above $1.00 and the quote is only for 100 shares then added scrutiny may be appropriate); and (4) the trend of the stock price.

The Company can give no assurance that it will meet the minimum bid price and minimum market value of publicly held shares for (10) ten consecutive trading days.  Further, if the Panel requires longer periods of compliance with the minimum bid price or minimum market value of publicly held shares, the Company can give no assurance that it will be able to comply with these requirements.  Further, even if it does meet the requirements of any Panel decision, the Company can give no assurance that it will be able to meet the requirements for continued listing on the Nasdaq SmallCap Market in the future.

Item 7.                    Financial Statements And Exhibits

99.1         Press Release dated November 14, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: November 25, 2002
	By :	/s/ Dale H. Johnson
Dale H. Johnson
Chief Financial Officer